UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report : July 1, 2009

Botetourt Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	000-49787	54-1867438
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19747 Main Street Buchanan, Virginia	24066
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 540-591-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02:	Results of Operations and Financial Condition.

Botetourt Bankshares, Inc. (the “Company”), the holding company for Buchanan, Virginia based Bank of Botetourt, today reported that it has moved $5.2 million in loans to non-accrual status for the quarter ended June 30, 2009. The additions to non-accrual loans are offset by loans totaling $1.4 million removed from non-accrual status during the quarter, resulting in a net addition in the amount of $3.8 million for the second quarter of 2009. The Company expects this action to require no material change to its allowance for loan losses. Other results for the period are not yet available.

Much of the success of the Company has been based on prudent commercial lending, including commercial and residential real estate development. In the Company’s Form 10-K for the year ended December 31, 2008 and its Form 10-Q for the period ended March 31, 2009, we indicated that the effects of the economy on certain commercial credit relationships warranted tight scrutiny going forward. We applied an aggressive approach to managing our loan portfolio when we classified additional loans as “impaired” as of March 31, 2009. We have continued our careful monitoring and review of those and other credit relationships. Two real estate development customers, both previously listed as “impaired” have continued to struggle, resulting in the decision to place certain relationships in non-accrual status. All of the additional non-accrual loans are secured by real property. As a result, we do not at this time anticipate any material change to our allowance for loan losses due to these loans. We do not yet know the specific effect that this will have on our income for the period ending June 30, 2009 and in the future. Further details regarding our earnings and results of operations will be available when we file our Form 10-Q for the period ended June 30, 2009.

We typically place a loan in “non-accrual” status when the collection of principal and interest is 90 days or more past due, unless the obligation is both well-secured and in the process of collection. A loan is considered “impaired” if it is probable that the Bank will be unable to collect all amounts due under the contractual terms of the loan agreement. This does not mean that we will not recover much of or all the principal balance due. In most cases, we have a secured interest in collateral, such as real property or equipment. Sales of the collateral will not always cover the full loan amount, but it should offset much of this risk. We will continue to manage our lending portfolio aggressively.

Botetourt Bankshares, Inc. is the holding company for Bank of Botetourt, which was chartered in 1899. Bank of Botetourt operates ten full service offices in Botetourt, Rockbridge, Roanoke, and Franklin counties of Virginia.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Botetourt Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Botetourt Bankshares, Inc.

/s/ H. Watts Steger, III
Chairman & CEO

/s/ Michelle A. Alexander
Date: July 1, 2009	Chief Financial Officer